Exhibit 99

FOR IMMEDIATE RELEASE

Contacts:	Dominic Fry ScottishPower +44-141-636-4560 - or - Colin McSeveny ScottishPower +44-141-636-4515 - or - Brian Rafferty Taylor Rafferty +1-212-889-4350

SCOTTISHPOWER TO FURTHER IMPROVE OPERATIONAL PERFORMANCE AT PACIFICORP

GLASGOW, 17 December 2004 – In a move designed to further improve the operational performance at PacifiCorp, ScottishPower (LSE: SPW, NYSE: SPI) announced today that, with effect from 1 January 2005, Ronnie Mercer, currently Group Director, Infrastructure Division, will be appointed Executive Vice President, Operations, PacifiCorp.

As part of our planned board development programme, David Nish will become the Board Executive Director responsible for Infrastructure Division. David will take up his new position after the company’s year end results and once a suitable successor for his current position is appointed. A comprehensive search will begin immediately for his replacement as Group Finance Director.

David Rutherford, currently Managing Director, Power Systems, will act as Divisional Director, Infrastructure in the interim period between Ronnie’s move to PacifiCorp and David’s appointment to head the Infrastructure Division.

ScottishPower’s ordinary shares trade on the London Stock Exchange. ScottishPower’s ADS, equivalent to four ordinary shares, trades on the New York Stock Exchange under the symbol SPI. Prices may be accessed on Bloomberg under the symbols SPI and SPW LN, on the Reuter Equities 2000 Service under SPI.N and SPW.L and on Quotron under SPWU.EU.

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